SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 1

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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 Name:   Managed Securities Plus Fund, Inc.
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 Address of Principal Business Office (No. & Street, City, State, Zip Code):
 575 Lexington Avenue, 10th Floor, New York, NY 10022
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 Name and address of agent for service process:
 The Corporation Trust Company
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 1209 Orange Street, Wilmington, DE 19801
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 Check Appropriate Box:


 Registrant is filing a Registration Statement pursuant to Section 9(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-
 8A:  Yes  (X)       No    ( )



                                 SIGNATURES

      Pursuant to the requirements of the Investment Company of 1940, the Managed Securities Plus Fund, Inc. has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 28th day of April, 1999.


 (SEAL)
                               MANAGED SECURITIES PLUS FUND, INC.


                               By:  /s/ Frank J. Maresca
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                                    Frank J. Maresca, Vice President and
                                    Treasurer



 Attest:  /s/ Vincent L. Pereira
          --------------------------------
          Name:  Vincent L. Pereira
          Title: Vice President; Assistant
                 Treasurer and Assistant
                 Secretary